EXHIBIT 99.1

Not for release, distribution or publication, in whole or in part, in, into or from Australia,

Canada or Japan

FOR IMMEDIATE RELEASE – 7 June 2004

Recommended Cash and Share Offer by Banc of America Securities Limited on behalf of

TIBCO Software Inc. (and in the United States by TIBCO Software Inc.)

for Staffware plc

Offer declared unconditional in all respects

On 22 April 2004, it was announced that the boards of Staffware plc (“Staffware”) and TIBCO Software Inc. (“TIBCO”) had reached agreement on the terms of a recommended cash and share offer for the entire issued and to be issued share capital of Staffware (the “Offer”). The Offer Document was subsequently posted to Staffware Shareholders on 29 April 2004.

As of 3:00 p.m. (London time) on 7 June 2004, valid acceptances had been received in respect of a total of 12,396,822 Staffware Shares representing approximately 84.5 per cent. of the existing issued share capital of Staffware. Included in these acceptances are those received pursuant to the irrevocable undertakings to accept the Offer given by the directors of Staffware (who have Staffware Shares registered in their own name) in respect of 1,330,269 Staffware Shares in aggregate, representing approximately 9.1 per cent. of the existing issued share capital of Staffware.

TIBCO announces that all conditions relating to the Offer (as set out in Part A of Appendix I to the Offer Document) have been satisfied or waived. Accordingly, the Offer has been declared unconditional in all respects.

The Offer will remain open for acceptance until further notice.

Staffware Shareholders are reminded that the Mix and Match Facility remains open only until 3:00 p.m. (London time) on 12 June 2004. and no elections under the Mix and Match Facility received after this date will be valid.

Settlement will be effected on or before 21 June 2004 for Staffware Shareholders who have, as at 3:00 p.m. (London time) on 7 June 2003, completed and returned valid acceptances of the Offer (save for settlement of the proceeds of sale for those Staffware Shareholders utilising the dealing facility for New TIBCO Shares offered by Capita IRG Trustees Limited for whom settlement will be made as set out in the Sale Request Form enclosed with the Offer Document). Settlement for Staffware Shareholders whose Forms of Acceptance are received, valid and complete in all respects, from today onwards will be effected within 14 days of receipt (save for settlement of the proceeds of sale for those Staffware Shareholders utilising the dealing facility for New TIBCO Shares offered by Capita IRG Trustees Limited for whom settlement will be made as set out in the Sale Request Form enclosed with the Offer Document).

Staffware Shareholders are also notified that the dealing facility offered by Capita IRG Trustees Limited to Staffware Shareholders to sell their New TIBCO Shares will only be available for Staffware Shareholders who have completed and returned a valid acceptance of the Offer and a completed Sale Request Form by 3:00 p.m. (London time) on 21 June 2004.

As stated in the Offer Document, TIBCO intends to procure the making of an application by Staffware to the UK Listing Authority for the cancellation of the listing of Staffware Shares on the Official List and to the London Stock Exchange for the cancellation of trading of Staffware Shares on its market for listed securities. It is anticipated that cancellation of listing and trading will take effect no earlier than 8:00 a.m. (London time) on 5 July 2004, being the twentieth business day following the date of this announcement.

Staffware Shareholders who wish to accept the Offer, and have not already done so, should complete their Form of Acceptance as soon as possible, in accordance with the instructions printed thereon, whether or not their Staffware Shares are held in CREST, and return them by hand (during normal business hours) or by post, as soon as possible to Capita IRG at Corporate Actions, P.O. Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH. Additional Forms of Acceptance are available by contacting Capita IRG by telephone on 0870 162 3100 (or, from outside the United Kingdom, +44 20 8639 2157).

Save as disclosed above, neither TIBCO nor any person acting or deemed to be acting in concert with TIBCO held any Staffware Shares or rights over Staffware Shares prior to the commencement of the Offer Period and neither TIBCO nor any person acting or deemed to be acting in concert with TIBCO has acquired or agreed to acquire any Staffware Shares or rights over Staffware Shares during the Offer Period.

Enquiries:

TIBCO Software Inc.

Media:	Robin Stoecker	Tel: +1 (650) 846 5044
Investors:	Michael Magaro	Tel: +1 (650) 846 5428

Banc of America Securities – financial adviser to TIBCO

Paul Mullins	Tel: +44 (0)20 7174 5343

Terms used in this announcement have the same meaning as in the Offer Document dated 29 April 2004. The full terms and conditions of the Offer are set out in the Offer Document and the accompanying Form of Acceptance

Banc of America Securities, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for TIBCO as financial adviser (within the meaning of the Rules of the Financial Services Authority) and for no one else in connection with the Offer and will not be responsible to anyone other than TIBCO for providing the protections afforded to clients of Banc of America Securities or for giving advice in relation to the Offer.

The Offer is not being made, directly or indirectly, in or into Australia, Canada or Japan and will not be capable of acceptance from within Australia, Canada or Japan. Accordingly, copies of this announcement and all other documents relating to the Offer are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into or from Australia, Canada or Japan. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions and must not mail or otherwise forward, distribute or send such documents in, into or from Australia, Canada or Japan. Doing so may invalidate any related purported acceptance of the Offer.

The Offer is open to Staffware Shareholders resident in the United States. The Offer as extended into the United States is made by TIBCO and not by Banc of America Securities.

The Offer is made for the securities of a non-US company. The Offer is made in accordance with the requirements of the Code and is subject to disclosure and procedural requirements that are different from those under United States law.

This announcement does not constitute an offer to sell or the solicitation of an offer to purchase or subscribe for any securities whether under the laws of the United States or under the laws of any state of the United States or elsewhere.

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